Quarterly Stakeholder Letter THIRD QUARTER | FISCAL YEAR 2026

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 1 Dear Phreesia stakeholders, I am very proud of our team’s strong execution in the fiscal third quarter, which is reflected throughout this letter—from our revenue and profit results to product updates and client stories. On November 12th, we closed the previously announced acquisition of AccessOne, a market leader in providing financing solutions for healthcare receivables. I am thrilled to bring AccessOne’s capabilities to Phreesia and welcome the team to our organization. Today, we have a large network of healthcare providers who rely on Phreesia’s products and services. We also have new emerging products that extend our reach in a way that is consistent with our mission to make care easier every day. We believe these emerging products will enable us to sustain growth and enhance stakeholder value. I’d like to highlight two of the product areas we are excited about: First, the provider financing— it’s no secret that patient financial responsibility has been rising in this country, and we expect this trend to continue. People can’t afford to pay their bills all at once. Our platform has enabled us to track this trend for years. For healthcare providers, this means more patient balances go unpaid, payment cycles get longer, and providers carry more financial risk. Hospitals and health systems have seen the number of days cash on hand decline by 28% since 20221. As a result, providers need tools to convert patient receivables into predictable cash flow. Patient balances often take years to resolve, which creates working-capital pressure for providers. Our financing solutions improve days cash on hand and decrease days outstanding. Financing or payment-plan programs can significantly improve the patient experience and affordability, and decreases the need to use credit cards or a home equity line. Our expansion into the provider financing market through the acquisition of AccessOne helps us solve this large and growing problem with a market-leading solution. We believe we have a new growth lever to complement our existing solutions for providers, and are excited about this opportunity. The second emerging market for us is healthcare provider (or HCP) marketing. HCP engagement is a natural extension of the offering that works so well to engage patients. We help providers and life sciences partners engage patients just before key visits where important health decisions are made, supporting behavioral change and positive measurable outcomes. Now we’re extending that same, proven playbook to engage healthcare providers in addition to patients. This positions Phreesia to participate in a multibillion-dollar HCP digital marketing opportunity while leveraging the trusted relationships and infrastructure we’ve already built. Our approach differentiates Phreesia by closing the loop between patient and provider engagement. Because we’re embedded in clinical workflows, we help coordinate consumer and HCP messaging, ensuring that both are prepared for upcoming DECEMBER 8, 2025 1 Most Nonprofit Hospitals and Health Systems Analyzed Had “Adequate” or “Strong” Days of Cash on Hand in 2022, Though About One in Ten Did Not.

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 2 appointments—reaching physicians with relevant, evidence-based information before they see the right patients, not weeks or months later. Our ability to align both sides of the care conversation is something we believe no one else in the market can do as comprehensively as Phreesia. Our acquisitions are central to our ability to understand, reach and engage healthcare providers. MediFind brings deep insight into appointments, with active providers and specialty care patterns, helping us identify when specific clinicians need information about specific conditions or treatments based on their upcoming appointments. Connect on Call—now Phreesia OnCall—along with our VoiceAI capabilities, allows us to introduce high-value moments directly into provider workflows. Together, these assets create a premium, endemic offering and help us reach a broad set of providers in the natural flow of care, not just when they’re off the clock. This new initiative plays to our strengths. We have over two decades of experience working with thousands of provider organizations and the top 10 pharma companies, earning a reputation for performance, compliance and truly consultative partnerships. By making HCP activation available within that same trusted ecosystem —and centered on real care encounters—we believe it will deepen our relationships with both providers and life sciences clients, while adding a durable, differentiated revenue stream to Phreesia’s growth story. We were honored to receive several awards during the third quarter. Phreesia was named to the 2025 Deloitte Technology Fast 500™, a prestigious list that ranks the 500 fastest-growing technology, media, telecommunications, life sciences, fintech and energy tech companies in North America. Phreesia was also recognized on TIME’s 2025 World’s Top HealthTech Companies list, which highlights companies that drive innovation, enhance accessibility, and contribute to a more effective and sustainable healthcare ecosystem. I am pleased to share that Sara DiNardo, Vice President of Client Solutions, was named to Becker’s Hospital Review’s 2025 list of Rising Stars: 100 Healthcare Leaders Under 40. Aligning with our mission, the list features a new generation of bold leaders who are making healthcare more accessible, affordable and seamless for patients everywhere. Phreesia also earned a spot on the Appointment Reminder and Appointment Scheduling Capterra Shortlists for 2025. The Capterra Shortlist is an independent assessment that evaluates user reviews and online search activity to identify a list of market leaders in various software categories. These are the third and fourth Capterra Shortlists Phreesia has been named to this year. We wish all of our stakeholders a safe, healthy and happy holiday season. We look forward to updating you on our progress in 2026. Chaim Indig Chief Executive Officer and Co-Founder

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 3 Fiscal 2026 Third Quarter Highlights2,3 Revenue Total revenue was up 13% year-over-year to $120.3 million in the third fiscal quarter. Year-over-year growth was led by network solutions at 14%, followed by subscription and related services at 12% and payment processing fees revenue at 11%4. Subscription and related services revenue for the third quarter of fiscal 2026 grew 12% compared to the third quarter of the prior fiscal year. Our subscription and related services revenue from healthcare services organizations increased primarily due to new healthcare services clients, as well as the expansion of and cross-selling to existing healthcare services clients. Payment processing fees revenue grew 11% compared to the third quarter of the prior fiscal year, driven by a 9% increase in patient payment volume. Payment processing fees revenue generally grows in line with our network growth. Our revenue from patient payments processed through our solutions increased due to the addition of new healthcare services clients, which drove increases in patient visits and patient payments processed through our platform. Network solutions revenue increased 14% in the third quarter of fiscal 2026 compared to the third quarter of the prior fiscal year. Strong pacing of existing campaigns and the benefit of new campaigns contributed to growth in the quarter. 2 Fiscal quarters ended April 30, 2025, July 31, 2025 and October 31, 2025 are “unaudited.” 3 Because the acquisition of AccessOne Parent Holdings, Inc. (together with its subsidiaries, “AccessOne”) (the “AccessOne Acquisition”) was completed on November 12, 2025, subsequent to the end of the fiscal quarter, AccessOne’s financial results are not included in this discussion and, unless the context provides otherwise, the disclosures included herein are solely with respect to our business prior to the closing of the AccessOne Acquisition. 4 References to network solutions, subscription and related services, payment processing fees and total revenue throughout this letter refer to revenue categories in our consolidated statements of operations: network solutions, subscription and related services, payment processing fees, and total revenue, respectively.

Quarterly Revenue[1]

($M, Q4 FY2024 - Q3 FY2026[2])



Subscription and Related Services
Network Solutions
Payment Processing Fees
$95
$46
$26
$24
Q4 FY24
$101
$47
$27
$27
Q1 FY25
$102
$49
$28
$25
Q2 FY25
$107
$49
$33
$25
Q3 FY25
$110
$52
$33
$25
Q4 FY25
$116
$54
$32
$30
Q1 FY26
$117
$54
$35
$28
Q2 FY26
$120
$55
$37
$27
Q3 FY26

1 Revenue may not add up due to rounding.

2 Fiscal year ended January 31.

Patient Payment Statistics

Our payment facilitator volume percentage has remained relatively consistent over time, coming in at 85% in the third quarter of fiscal 2026, up 3% on a sequential basis and up 4% year-over-year. This increase reflects our ongoing strategy to drive higher attachment to our payment facilitator model through our flexible pricing model. This strategy is what drove the sequential decline in our fiscal third quarter take rate percentage[5] to 2.7%, down on a sequential and year-over-year basis from 2.8% in both the second quarter of fiscal 2026 and third quarter of fiscal 2025. As a reminder, given the seasonality in our payment processing business associated with reset of health plan deductibles, payment processing revenue is typically highest during the first fiscal quarter of each year.



5 We define take rate percentage as payment processing fees divided by the result of multiplying patient payment volume and payment facilitator volume percentage.

Phreesia QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 4

We remain focused on an integrated payments go-to-market strategy through which we offer flexible pricing for our healthcare services clients, which enables us to expand our network, total revenue and profitability[6].



Patient Payment Statistics
($M, Q4 FY2024 - Q3 FY2026[1])
Patient Payment Volume[2]
Payment Facilitator Volume Percentage[3]
Take Rate Percentage[4]
$977
$1,166
$1,093
$1,081
$1,080
$1,314
$1,250
$1,181
82%
81%
81%
81%
82%
82%
82%
85%
2.9%
2.9%
2.9%
2.8%
2.8%
2.8%
2.8%
2.7%
Q4 FY24
Q1 FY25
Q2 FY25
Q3 FY25
Q4 FY25
Q1 FY26
Q2 FY26
Q3 FY26

1 Fiscal year ended January 31.

2 We believe that patient payment volume is an indicator of both the underlying health of our healthcare services clients' businesses and the continuing shift of healthcare costs to patients. We measure patient payment volume as the total dollar volume of transactions between our healthcare services clients and their patients utilizing our payment platform, including via credit and debit cards that we process as a payment facilitator, as well as cash and check payments, and credit and debit transactions for which Phreesia acts as a gateway to other payment processors.

3 Payment facilitator volume percentage is defined as the volume of credit and debit card patient payments that we process as a payment facilitator as a percentage of total patient payment volume. Payment facilitator volume is a major driver of our payment processing fees revenue.

4 We define take rate percentage as payment processing fees divided by the result of multiplying patient payment volume and payment facilitator volume percentage.

6 We define "profitability" and "profitable," discussed herein, in terms of Adjusted EBITDA, a non-GAAP financial measure. See "Non-GAAP Financial Measures" for more information and a reconciliation of our Adjusted EBITDA to the closest GAAP measure.

Phreesia QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 5

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 6 Healthcare Services Clients Average Healthcare Services Clients In the third quarter of fiscal 2026, we supported 4,520 Average Healthcare Services Clients (AHSCs)7, an increase of 53 AHSCs (or 1%) over the second quarter of fiscal 2026 and an increase of 283 AHSCs (or 7%) year-over-year. Total Revenue Per AHSC In the third quarter of fiscal 2026, total revenue per AHSC8 was $26,622, up 6% year-over-year. Revenue growth is driven by two factors: 1) the growth of our network of healthcare services clients; and 2) our ability to drive more value for our existing clients through products across our four solution areas: access to care, registration, revenue cycle and network solutions. We generate three types of revenue from these products: subscription and related services, payment processing and network solutions revenue. We believe that having multiple methods of monetizing our network is a key factor behind our historical revenue growth. 7 We define AHSCs as the average number of clients that generate subscription and related services or payment processing fees revenue each month during the applicable period. In cases where we act as a subcontractor providing white-label services to our partner's clients, we treat the contractual relationship as a single healthcare services client. 8 We define total revenue per AHSC as total revenue in a given period divided by the number of AHSCs during that same period.

Total Revenue Per AHSC[1]
(Q4 FY2024 - Q3 FY2026[2])
Total Revenue Per AHSC ($000's)
AHSCs
$24.0
$24.9
$24.5
$25.2
$25.3
$26.3
$26.2
$26.6
3,962
4,065
4,169
4,237
4,341
4,411
4,467
4,520
Q4 FY24
Q1 FY25
Q2 FY25
Q3 FY25
Q4 FY25
Q1 FY26
Q2 FY26
Q3 FY26

[1] Calculations for each period are presented as total revenue for that period divided by the number of AHSCs during the same period. Total revenue per AHSC may not add up to annual results due to rounding.

[2] Fiscal year ended January 31.

AccessOne Acquisition

On August 29, 2025, Phreesia entered into a definitive agreement to acquire AccessOne for total cash consideration of approximately $160 million, subject to customary closing and post-closing adjustments (such transactions contemplated by the agreement, the "AccessOne Acquisition"). On November 12, 2025, we completed the AccessOne Acquisition.

AccessOne is a market leader in providing financing solutions for healthcare receivables, working with some of the largest health systems in the U.S. AccessOne takes minimal credit risk and offers healthcare providers a scalable, compliant and operationally efficient tool that improves collections without undermining patient trust.

Phreesia has been contemplating an entry into the provider financing market for many years, and we believe AccessOne is the most attractive way for us to enter this market given the company's twenty years of experience, established infrastructure and differentiated business model.

As one of the largest independent payment processors in healthcare, through our current payment facilitator model, Phreesia sees AccessOne as a natural extension of our presence in the payment solutions market that will drive high value for current and future clients in a way that is consistent with our mission.

Phreesia QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 7

We believe AccessOne's operating model and infrastructure, including its PNC Bank relationship, will enable Phreesia to offer high-value payment solutions to providers through the trusted AccessOne brand.

AccessOne provides financing solutions that help healthcare providers reduce patient accounts receivable and accelerate cash flow. Its technology integrates directly into provider workflows, giving providers the tools to offer flexible payment solutions to their patients. We expect AccessOne will add approximately 80 AHSCs on an annualized basis.

AccessOne manages a portfolio of approximately $450 million, and providers can operate under either a funded or an unfunded model. In the funded model, providers receive cash upfront. In the unfunded model, providers are paid as patients make payments. In both models, the healthcare provider retains most of the financial risk, not AccessOne. The funded model is offered to clients through AccessOne's relationship with PNC Bank.

Across these models, AccessOne generates a blended take rate that averages 4% to 12% on its managed portfolio, depending on the type of provider and the mix between funded and unfunded programs.

Operating costs, including those associated with the PNC Bank relationship, range from 65% to 75% of revenue. We expect AccessOne to contribute approximately $35 million of annualized revenue and $11 million of annualized Adjusted EBITDA, reflecting a financial profile that is consistent with this cost structure.

The AccessOne Acquisition was funded with a combination of cash and the net proceeds from a new, 364-day $110 million secured term loan (the "Bridge Loan") entered into on the Closing Date. We expect to refinance or replace the Bridge Loan with a long-term credit facility.

STRATEGIC RATIONALE
Extend Reach to Provider Financing

Phreesia + accessone.

Patient Access
Registration
Network Solutions

Payment Solutions

Provider Financing

Aligned with Phreesia's mission to make care easier every day

AccessOne enables patient access to flexible financing options, directly addressing affordability and equity in care

Strengthens right-to-win with health systems

Strengthens Phreesia's footprint within health systems and elective-heavy specialties with embedded financing

$74 Billion in financed out-of-pocket spend[1]

Brings capabilities to address a large and growing segment of the U.S. healthcare market

Attractive financial profile

We believe AccessOne's capital-light model and high-margin, SaaS-like economics can support long-term profitability

[1] CMS, includes out-of-pocket spending for physician, clinical and other professional services (2023) and Gallup's study on the estimated borrowings for medical bills in 2024 (2025).

Phreesia QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 8

Phreesia Solutions

Our innovative solutions improve efficiency, cash flow and health outcomes

Access to care	Registration	Revenue cycle	Network
Provider directory	Mobile and in-office intake	Point-of-service payments	Education and engagement
Patient scheduling	Virtual registration	Insurance verification	Patient insights
Appointment rescheduling	Specialty workflows	Provider financing	Doctor finder
Appointment reminders	Consent management	Payment plans	
Patient text messaging	Patient-reported outcomes and screenings	Online payments	
After-hours care		Card on file and payment assurance	
Answering solution			
Referral management			

Provider Solutions

Medication Adherence Refill Reminders

As shared in previous letters, our Post-Script Engagement product helps bridge the critical gap between prescriptions written and filled by delivering important patient reminders that support medication adherence. This quarter, we launched a new Refill Reminders feature that further helps patients stay on track with their prescriptions after the initial fill.

Poor medication adherence is both widespread and costly. Up to 69% of medication-related hospital admissions are due to poor adherence, and non-adherence costs the U.S. an estimated $100 billion to $300 billion each year[9].

Through product discovery with Phreesia practices and providers, we learned that patients who miss refills often feel a lack of visibility into the refill process. Without clear information, patients delay action, increasing provider burden with additional phone calls for last minute refills or other urgent requests.

[9] Benjamin RM. Medication Adherence: Helping Patients Take Their Medicines As Directed. Public Health Reports. 2012;127(1): 2-3. https://doi.org/10.1177/003335491212700102.

Phreesia QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 9

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 10 The new Refill Reminders feature gives patients clear, proactive updates on their refill status, including when a refill is available, how many refills remain, and what action is needed. Seven days before an active prescription is expected to run out, the patient receives a reminder via text or email with a link to a secure message. The message displays the medication name, refill due date, number of refills remaining, and an intent-to-fill question that is shared with their provider to further support personalized care. These reminders help reduce provider call volume, support access to patient cost-saving programs and improve medication adherence. Increasing Provider Collections Push-to-Mobile Wallet With our new Push-to-Mobile Wallet feature, providers can now collect in-person payments from patients via Apple Pay or Google Pay. The feature fits seamlessly into an already familiar workflow for front desk staff taking credit card payments. When a patient asks to use their mobile wallet, staff can send a real-time text message with a secure, time-sensitive link to pay the balance. Patients simply open the link to pay using Apple Pay or Google Pay. Once the payment is completed, the patient sees a payment confirmation on their mobile device, and the healthcare organization automatically sees the new balance reflected in their dashboard. The Push-to-Mobile Wallet feature further enhances the payment experience for both providers and patients, offering a new opportunity to increase time-of-service collections and more convenient options for patients.

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 11 Client Optimizations Our Client Success team is laser-focused on helping providers increase collections and accelerate time to revenue. Leveraging contract and payment data, we have been able to provide individualized support to clients to help ensure they maximize the capabilities of our payment solutions. These efforts have driven increased product adoption and greater payment volume for clients, leading to improved cost to collect and a better return on investment. Our Client Services team is also increasing their focus on payment processing time to revenue during the implementation phase, applying a similar data-driven approach to ensure optimization from the start of a new client engagement. Payment solutions checklist: The Phreesia team helped a multi-location women’s care group develop a process to collect on long-overdue patient balances. Within the first month, the group saw its total collections increase by 73%. Implement Patient Bill Pay Enable payment plans Ensure patients provide a card on file Implement online payments on the provider website Accept in-office payments via mobile wallet Customize payment-related communications Enable final attempt check-in workflows to optimize balance collections

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 12 Network Solutions Our network solutions revenue includes fees for direct communications through our solutions that are designed to educate, engage and activate patients on topics critical to their health. Revenue we generate from life sciences companies and other organizations for the delivery of messages at a contracted price per message to patients from whom we receive permission is recorded in our network solutions revenue line. Healthcare services clients that enable us to generate network solutions revenue enhance our financial profile. Our team continues to execute well in a competitive market, and we believe that our network and product offerings help differentiate us. CDC Awards Year 2 Grant for Urinary Incontinence Outreach In partnership with the National Association for Continence, Health Equity Outcomes, and Dr. Christina Escobar, MD, at New York University, Phreesia has been awarded Year 2 funding10 from the Centers for Disease Control and Prevention (CDC) under the initiative “Expanding Capacity for Chronic Disease Education and Awareness.” This three-year grant supports education, outreach and public awareness for urinary incontinence (UI), a chronic condition that currently receives no dedicated CDC funding. In year 1 of the program, Phreesia's point-of-care outreach successfully engaged over 190,000 women ages 35 and older to raise awareness about UI through evidence-based education and follow-up tools that encouraged discussion and treatment. More than half of the women reached said the information was new to them, and two in three women who saw the education found the information helpful. Surveying of over 2,700 women ages 35 and older also revealed significant gaps in UI awareness, management and care, and those insights will inform future educational tools for the public and healthcare professionals. In year 2, Phreesia will expand outreach to include patients seeking care, and contribute to and disseminate analyses of year 1 findings to further the goal of providing better knowledge and support for women challenged with UI. Increasing Skin Cancer Awareness Skin cancer is the most common cancer in the United States. Last quarter, we launched a skin cancer awareness initiative with Prevent Cancer Foundation, the only U.S.-based nonprofit organization solely dedicated to cancer prevention and early detection. The Foundation aims to reduce cancer deaths by 40% by 2035 and is leveraging Phreesia to raise awareness about the risk factors for skin cancer and remind patients 18 and older to talk to their doctor and get screened regularly. 10 Acknowledgment of Federal Funding: This project is supported by the Centers for Disease Control and Prevention of the U.S. Department of Health and Human Services (HHS) as part of a financial assistance award totaling $375,000 with 100 percent funded by CDC/HHS. The contents are those of the authors and do not necessarily represent the official views of, nor an endorsement by, CDC/HHS, or the U.S. Government.

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 13 Since August 2025, the campaign has reached more than 1.3 million adults. Key findings from a survey of 3,000+ randomly selected patients who viewed the campaign demonstrated a positive impact, including: 62% said some or all of the information was new to them 86% reported the information being at least somewhat helpful 74% were likely to talk to their doctor about signs/ symptoms of skin cancer 71% were likely to search for more information about signs/symptoms of skin cancer after sun exposure Appointment Readiness Product Adoption Expands In the fiscal fourth quarter of 2025, we introduced our Appointment Readiness product to engage with patients about insurance eligibility and benefits at another key moment in their healthcare journey. With Appointment Readiness, patients with eligible primary insurance on file are automatically presented with an overview of their insurance details after they complete their pre-visit registration and before they arrive for an appointment. The product generated positive initial feedback from patients, providers and life sciences clients with another opportunity to engage patients while they are in a healthcare state of mind, and we have continued to iterate on it over the last year. Consistent with our approach for products that are powered by network solutions and offered to providers at no cost, Appointment Readiness has been made available to the majority of our client base. As of October 2025, 69% of intake clients were sending Appointment Readiness messages.

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 14 Revenue Growth and Operating Leverage As depicted in the following charts, revenue growth has been complemented by strong operating leverage for several quarters leading up to the third quarter of fiscal 2026. Our expense ratios continue to improve as revenue growth outpaces expense growth. See the “Non-GAAP Financial Measures” section of this letter for a reconciliation of net (loss) income to Adjusted EBITDA. Total Revenue ($M, Q4 FY2024 - Q3 FY20261) $95 $101 $102 $107 $110 Q4 FY24 Q1 FY25 Q2 FY25 Q3 FY25 Q4 FY25 Q1 FY26 $116 Q2 FY26 $117 $120 Q3 FY26 1 Fiscal year ended January 31.

Net (Loss) Income and Adjusted EBITDA[1]

($M, Q4 FY2024 - Q3 FY2026[2])



Net (Loss) Income
Adjusted EBITDA[3]
$(31)
$(4)
$(20)
$4
$(18)
$7
$(14)
$10
$(6)
$16
$(4)
$21
$1
$22
$4
$29
Q4 FY24
Q1 FY25
Q2 FY25
Q3 FY25
Q4 FY25
Q1 FY26
Q2 FY26
Q3 FY26

[1] Amounts may not add up to annual results due to rounding.

[2] Fiscal year ended January 31.

[3] Adjusted EBITDA is a non-GAAP measure. We calculate Adjusted EBITDA as net (loss) income before interest (income), net, income tax expense (benefit), depreciation and amortization, stock-based compensation expense, loss on extinguishment of debt, other expense (income), net and acquisition-related costs. The calculation of Adjusted EBITDA was updated beginning in Q3 of fiscal 2026 to include an adjustment for acquisition-related costs. Prior periods have not been retroactively adjusted. See "Non-GAAP Financial Measures" for more information and a reconciliation of Adjusted EBITDA to the closest GAAP measure.

Cost of Revenue

Cost of revenue (excluding depreciation and amortization) increased $0.5 million to $18.3 million for the three months ended October 31, 2025, as compared to $17.9 million for the three months ended October 31, 2024. The increase resulted primarily from a $2.3 million increase in other third-party costs, partially offset by a $1.8 million decrease in labor costs.

Stock compensation incurred related to cost of revenue was $1.0 million and $1.3 million for the three months ended October 31, 2025 and 2024, respectively.

Phreesia

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 15

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 16 Payment Processing Expense Payment processing expense increased $3.0 million to $19.7 million for the three months ended October 31, 2025, as compared to $16.7 million for the three months ended October 31, 2024. The increase resulted primarily from the increase in payment processing fees revenue and patient payments processed through our solutions, each driven by an increase in patient visits over the prior year. Our payment processing expense as a percentage of payment processing fees revenue was 72% in the third quarter of fiscal 2026, compared to 71% and 68% in the second quarter of fiscal 2026 and the third quarter of fiscal 2025, respectively. Sales & Marketing Sales and marketing expense decreased $5.9 million to $24.1 million for the three months ended October 31, 2025, as compared to $30.1 million for the three months ended October 31, 2024. The decrease resulted primarily from a $7.3 million decrease in labor costs, partially offset by a $1.3 million increase in other third-party sales and marketing costs. Stock compensation incurred related to sales and marketing expense was $4.8 million and $5.4 million for the three months ended October 31, 2025 and 2024, respectively. Research & Development Research and development expense increased $0.1 million to $29.5 million for the three months ended October 31, 2025, as compared to $29.3 million for the three months ended October 31, 2024. The increase resulted primarily from a $0.8 million increase in software costs, partially offset by a $0.7 million decrease in labor costs. Stock compensation incurred related to research and development expense was $3.9 million and $3.8 million for the three months ended October 31, 2025 and 2024, respectively. General & Administrative General and administrative expense decreased $2.1 million to $17.5 million for the three months ended October 31, 2025, as compared to $19.6 million for the three months ended October 31, 2024. The decrease primarily resulted from a $1.7 million decrease in labor costs and a $2.4 million decrease in other third-party costs, partially offset by a $2.0 million increase in acquisition-related costs. Stock compensation incurred related to general and administrative expense was $6.3 million and $6.0 million for the three months ended October 31, 2025 and 2024, respectively. On a sequential basis, general and administrative expenses decreased as a percentage of revenue compared to the second fiscal quarter because the third fiscal quarter included a one-time non- income based tax refund of $0.9 million, which did not occur in the second quarter.

Operating Expense Trends

($M, Q4 FY2024 - Q3 FY2026[1])



Subscription & Network Solutions[2]
Cost of Revenue % Revenue
23% 21% 21% 22% 19% 19% 20% 20%
Q4 FY24 Q1 FY25 Q2 FY25 Q3 FY25 Q4 FY25 Q1 FY26 Q2 FY26 Q3 FY26
Payment Processing Expense[3]
% Revenue
67% 68% 66% 68% 69% 72% 71% 72%
Q4 FY24 Q1 FY25 Q2 FY25 Q3 FY25 Q4 FY25 Q1 FY26 Q2 FY26 Q3 FY26
Sales & Marketing
$ / % Total revenue
$36 $32 $30 $30 $29 $26 $25 $24
38% 32% 30% 28% 26% 22% 22% 20%
Q4 FY24 Q1 FY25 Q2 FY25 Q3 FY25 Q4 FY25 Q1 FY26 Q2 FY26 Q3 FY26
Research & Development
$ / % Total revenue
$30 $29 $30 $29 $30 $32 $29 $29
31% 29% 29% 27% 27% 27% 25% 24%
Q4 FY24 Q1 FY25 Q2 FY25 Q3 FY25 Q4 FY25 Q1 FY26 Q2 FY26 Q3 FY26
General & Administrative
$ / % Total revenue
$19 $19 $19 $20 $18 $16 $19 $17
20% 19% 19% 18% 17% 14% 16% 15%
Q4 FY24 Q1 FY25 Q2 FY25 Q3 FY25 Q4 FY25 Q1 FY26 Q2 FY26 Q3 FY26

1 Fiscal year ended January 31.

2 Subscription & network solutions cost as a percentage of revenue equals cost of revenue (excluding depreciation and amortization), divided by the sum of subscription and related services revenues and network solutions revenues, each per our unaudited consolidated statements of operations for the periods presented.

3 Payment processing expense as a percentage of revenue equals payment processing expense divided by payment processing fees revenues, each per our unaudited consolidated statements of operations for the periods presented.

Phreesia QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 17

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 18 Balance Sheet and Liquidity As of October 31, 2025 and January 31, 2025, we had cash and cash equivalents of $106.4 million and $84.2 million, respectively. Cash and cash equivalents consist of money market funds and cash on deposit at various financial institutions. Acquisition of AccessOne On August 29, 2025, Phreesia entered into a definitive agreement to acquire AccessOne for total cash consideration of approximately $160 million, subject to customary closing and post-closing adjustments. On November 12, 2025, subsequent to the end of the quarter, we completed the AccessOne Acquisition, and AccessOne became a wholly owned subsidiary of Phreesia. The purchase price was funded with a combination of cash and the net proceeds from the Bridge Loan entered into on the Closing Date. Bridge Loan On the Closing Date, in connection with the closing of the AccessOne Acquisition, the Company entered into a bridge loan credit agreement (the “Bridge Credit Agreement”) with respect to a 364- day $110 million Bridge Loan. The Bridge Loan has an outstanding principal amount of $110 million and bears interest at a per annum rate equal to the three month SOFR rate plus a credit spread of 4.00% per annum. The Bridge Loan matures on November 11, 2026. The interest rate applicable to the Bridge Loan will increase by 0.5% every three months following the closing date of November 12, 2025. We expect to refinance or replace the Bridge Loan with a long-term credit facility. First Amendment to the Capital One Credit Facility Also on the Closing Date, we entered into an amendment (the “Credit Facility Amendment”) to our senior ABL facility with Capital One, National Association (as amended, the “Capital One Credit Facility”). The Credit Facility Amendment amended certain terms of the Capital One Credit Facility to permit the acquisition of AccessOne and to accommodate the existence of the Bridge Loan. For more information regarding the AccessOne Acquisition, the Bridge Loan and the Credit Facility Amendment, please see our Current Reports on Form 8-K filed with the SEC on September 4, 2025 and November 12, 2025.

Cash Flow

In the third quarter of fiscal 2026, net cash provided by operating activities[11] was $15.5 million, an improvement of $9.7 million year-over-year, as compared to net cash provided by operating activities of $5.8 million in the third quarter of fiscal 2025. In the third quarter of fiscal 2026, we generated free cash flow[12] of $8.8 million, an improvement of $7.2 million year-over-year, as compared to $1.6 million in the third quarter of fiscal 2025. The quarter-over-quarter improvement in operating cash flow and free cash flow are expected to fluctuate, driven by the timing of invoicing and payments. These variations are reflected in changes in working capital, alongside the timing of capital expenditures. The following charts summarize how growth in our net cash (used in) provided by operating activities, or operating cash flow, has driven growth in free cash flow. See the "Non-GAAP Financial Measures" section of this letter for a reconciliation of net cash (used in) provided by operating activities to free cash flow.

Operating Cash Flow

($M, Q4 FY2024 - Q3 FY2026[1])


Net cash (used in) provided by operating activities
$(3.1)
$(0.7)
$11.1
$5.8
$16.3
$14.9
$14.8
$15.5
Q4 FY24
Q1 FY25
Q2 FY25
Q3 FY25
Q4 FY25
Q1 FY26
Q2 FY26
Q3 FY26

[1] Fiscal year ended January 31.

[11] References to net cash provided by operating activities, free cash flow and net cash (used in) provided by operating activities throughout this letter are related to our cash flow categories in our consolidated statements of cash flows and free cash flow reconciliation within Part I - Item 1 and Item 2 of our Quarterly Report on Form 10-Q.

[12] Free cash flow is a non-GAAP measure. We calculate free cash flow as net cash (used in) provided by operating activities less capitalized internal-use software development costs and purchases of property and equipment. See the "Non-GAAP Financial Measures" section for a reconciliation of free cash flow to the closest GAAP measure.

Phreesia

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 19

Free Cash Flow
($M, Q4 FY2024 - Q3 FY2026[1])
$(10.9)
$(6.2)
$3.7
$1.6
$9.2
$7.5
$9.6
$8.8
Q4 FY24
Q1 FY25
Q2 FY25
Q3 FY25
Q4 FY25
Q1 FY26
Q2 FY26
Q3 FY26

[1] Fiscal year ended January 31.

The following table summarizes our operating, investing and financing cash flows:

$M	Q4 FY24	Q1 FY25	Q2 FY25	Q3 FY25	Q4 FY25	Q1 FY26	Q2 FY26	Q3 FY26
Net cash (used in) provided by operating activities	$(3.1)	$(0.7)	$11.1	$5.8	$16.3	$14.9	$14.8	$15.5
Net cash used in investing activities	$(8.2)	$(5.4)	$(7.4)	$(4.2)	$(7.1)	$(7.4)	$(5.2)	$(6.7)
Net cash used in financing activities	$(4.6)	$(1.8)	$(1.4)	$(1.7)	$(6.6)	$(0.8)	$(2.1)	$(0.7)

Phreesia QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 20

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 21 Fiscal 2026 Outlook We are updating our revenue outlook for fiscal 2026 to a range of $479 million to $481 million from a previous range of $472 million to $482 million. The updated revenue outlook includes approximately $7.5 million of expected revenue from AccessOne between the November 12th closing date and January 31, 2026, but does not assume revenue from other potential future acquisitions completed between now and January 31, 2026. We are updating our Adjusted EBITDA outlook13 for fiscal 2026 to a range of $99 million to $101 million from a previous range of $87 million to $92 million. The updated Adjusted EBITDA outlook includes expected Adjusted EBITDA contributions from the AccessOne Acquisition between the November 12th closing date and January 31, 2026 and assumes continued improvements in operating leverage across the Company through a focus on efficiency. Beginning in the third quarter of fiscal 2026, Adjusted EBITDA now includes an adjustment for acquisition-related costs—primarily legal, advisory, professional fees and integration expenses. Management believes this change improves period-to-period comparability of core operating performance and trends. Refer to the "Non-GAAP Financial Measures" section for further information. We are updating our expectation for AHSCs for fiscal 2026 to approximately 4,515 from a previous expectation of approximately 4,500. The updated expectation for AHSCs includes 15 AHSCs added as a result of the AccessOne Acquisition between the November 12th closing date through January 31, 2026. Additionally, we continue to expect total revenue per AHSC in fiscal 2026 to increase from fiscal 2025. Fiscal 2027 Outlook We are introducing our revenue outlook for fiscal 2027. We expect revenue to be in the range of $545 million to $559 million, a 14-16% increase over our fiscal 2026 outlook. The revenue range provided for fiscal 2027 assumes no additional revenue from potential future acquisitions completed between now and January 31, 2027. We expect revenue from AccessOne to represent approximately 6.5% of our fiscal 2027 total revenue outlook. We are introducing our Adjusted EBITDA outlook for fiscal 2027. We expect Adjusted EBITDA to be in the range of $125 million to $135 million. The Adjusted EBITDA range provided for fiscal 2027 assumes continued improvement in operating leverage across the Company through a focus on efficiency. We expect AHSCs and Total revenue per AHSC to grow in the mid-single-digit percent range and low-double-digit percent range, respectively, in fiscal 2027. 13 We have not reconciled our Adjusted EBITDA outlook to GAAP net income (loss) because we do not provide an outlook for GAAP net income (loss) due to the uncertainty and potential variability of other (income) expense, net and income tax (benefit) expense, which are reconciling items between Adjusted EBITDA and GAAP net income (loss). Because we cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP net income (loss).

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 22 About Phreesia Phreesia is a trusted leader in patient activation, giving healthcare providers, life sciences companies and other organizations tools to help patients take a more active role in their care. Founded in 2005, Phreesia enabled approximately 170 million patient visits in 2024—1 in 7 visits across the U.S.— scale that we believe allows us to make meaningful impact. Offering patient-driven digital solutions for intake, outreach, education and more, Phreesia enhances the patient experience, drives efficiency and improves healthcare outcomes. Media contact: Nicole Gist nicole.gist@phreesia.com Investor contact: Balaji Gandhi investors@phreesia.com Non-GAAP Financial Measures This stakeholder letter and statements made during the webcast referenced below may include certain non-GAAP financial measures as defined by SEC rules. Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or loss or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. We calculate Adjusted EBITDA as net income or loss before interest (income) expense, net, income tax expense (benefit), depreciation and amortization, stock-based compensation expense, loss on extinguishment of debt, other (income) expense, net and acquisition-related costs. The calculation of Adjusted EBITDA was updated beginning in the three months ended October 31, 2025 to include an adjustment for acquisition-related costs, which consist primarily of legal, advisory and other professional fees and integration costs related to acquisitions. Management believes adjusting for these acquisition-related costs provides investors with a more consistent period-to-period comparison of our core operating performance and trends. For periods prior to the three months ended October 31, 2025, the calculation of Adjusted EBITDA did not adjust for acquisition-related costs, and prior periods have not been retroactively adjusted.

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 23 We have provided below a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure. We have also presented Adjusted EBITDA in the press release accompanying this letter and in our Quarterly Report on Form 10-Q to be filed after this letter because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short and long-term operational plans. In particular, we believe that the exclusion of the amounts eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. We have not reconciled our Adjusted EBITDA outlook to GAAP net (loss) income because we do not provide an outlook for GAAP net (loss) income due to the uncertainty and potential variability of other (income) expense, net and income tax expense (benefit), which are reconciling items between Adjusted EBITDA and GAAP net (loss) income. Because we cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP net (loss) income. Our use of Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows: • Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; • Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) the potentially dilutive impact of non-cash stock-based compensation; (3) tax payments that may represent a reduction in cash available to us; (4) interest (income) expense, net; or (5) Acquisition- related costs; and • Other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure. Because of these and other limitations, you should consider Adjusted EBITDA along with other GAAP- based financial performance measures, including various cash flow metrics, net (loss) income and our GAAP financial results.

The following table presents a reconciliation of Adjusted EBITDA to net (loss) income, the most directly comparable GAAP financial measure, for each of the periods indicated:

$M	Q4 FY24	Q1 FY25	Q2 FY25	Q3 FY25	Q4 FY25	Q1 FY26	Q2 FY26	Q3 FY26
Net (loss) income	$(30.6)	$(19.7)	$(18.0)	$(14.4)	$(6.4)	$(3.9)	$0.7	$4.3
Interest (income) expense, net	(0.2)	(0.2)	–	–	–	0.2	(0.6)	(0.4)
Income tax expense (benefit)	0.2	0.5	0.8	0.4	1.0	0.7	(1.2)	0.9
Depreciation and amortization	8.3	6.7	7.3	7.1	6.8	6.9	7.4	7.5
Stock-based compensation expense	17.9	16.8	16.4	16.5	17.2	17.2	16.2	16.0
Loss on extinguishment of debt	1.1	–	–	–	–	–	–	–
Other (income) expense, net	(0.1)	–	0.1	0.1	(2.2)	(0.3)	(0.3)	(1.0)
Acquisition-related costs[1]	–	–	–	–	–	–	–	2.0
Adjusted EBITDA[2,3]	**$(3.5)**	**$4.1**	**$6.5**	**$9.8**	**$16.4**	**$20.8**	**$22.1**	**$29.1**

1 Consists primarily of legal, advisory and other professional fees and integration costs related to acquisitions, including the AccessOne Acquisition.

2 We calculate Adjusted EBITDA as net (loss) income before interest (income) expense, net, income tax expense (benefit), depreciation and amortization, stock-based compensation expense, loss on extinguishment of debt, other (income) expense, net and acquisition-related costs. The calculation of Adjusted EBITDA was updated beginning in Q3 of fiscal 2026 to include an adjustment for acquisition-related costs. Prior periods have not been retroactively adjusted. Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or loss or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

3 May not foot due to rounding.

We calculate free cash flow as net cash (used in) provided by operating activities less capitalized internal-use software development costs and purchases of property and equipment.

Additionally, free cash flow is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our business that can be used for strategic opportunities, including investments, partnerships and acquisitions, and strengthening our financial position.

Phreesia

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 24

The following table presents a reconciliation of free cash flow to net cash (used in) provided by operating activities, the most directly comparable GAAP financial measure, for each of the periods indicated:

$M	Q4 FY24	Q1 FY25	Q2 FY25	Q3 FY25	Q4 FY25	Q1 FY26	Q2 FY26	Q3 FY26
Net cash (used in) provided by operating activities	$(3.1)	$(0.7)	$11.1	$5.8	$16.3	$14.9	$14.8	$15.5
Less:								
Capitalized internal-use software	(5.4)	(4.6)	(3.0)	(3.6)	(4.3)	(3.9)	(3.4)	(3.4)
Purchases of property and equipment	(2.5)	(0.9)	(4.4)	(0.6)	(2.8)	(3.5)	(1.8)	(3.3)
Free Cash Flow[1,2]	**$(10.9)**	**$(6.2)**	**$3.7**	**$1.6**	**$9.2**	**$7.5**	**$9.6**	**$8.8**

[1] We calculate free cash flow as net cash (used in) provided by operating activities less capitalized internal-use software development costs and purchases of property and equipment.

Additionally, free cash flow is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our business that can be used for strategic opportunities, including investments, partnerships and acquisitions, and strengthening our financial position.

[2] May not foot due to rounding.

Forward-Looking Statements

This stakeholder letter includes express or implied statements that are not historical facts and are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements generally relate to future events or our future financial or operating performance and may contain projections of our future results of operations or of our financial information or state other forward-looking information. These statements include, but are not limited to, statements regarding: our future financial and operating performance, including our revenue, operating leverage, margins, Adjusted EBITDA, cash flows and profitability; the expected results of the AccessOne Acquisition discussed herein, including anticipated additional revenue, Adjusted EBITDA and AHSCs; our addressable market, the Capital One Credit Agreement, the Bridge Loan and expectations regarding a long-term credit facility; our outlook for fiscal 2026 and fiscal 2027, including with respect to revenue, Adjusted EBITDA and our expectations on AHSCs, total revenue per AHSC, and our plans to achieve our revenue and Adjusted EBITDA targets in fiscal 2026 and fiscal 2027; our ability to continue generating positive net income and free cash flow; our expectations regarding growth in subscription and related services revenue over the long term; our ability to finance

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QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 25

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 26 our plans to achieve our fiscal year outlook with our current cash balance along with cash generated in the normal course of business; our business strategy and operating plans; industry trends and predictions; our anticipated growth and operating leverage; the factors that drive our revenue growth; our expectations regarding solutions under development; and our expectations regarding the growth of our network of clients and partners. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, risks associated with: the ability to integrate operations or realize any operational or corporate synergies and other benefits from the AccessOne Acquisition; risks related to obtaining long-term financing to refinance the Bridge Loan on favorable terms in a timely manner or at all; our ability to effectively manage our growth and meet our growth objectives; our focus on the long-term and our investments in growth; the competitive environment in which we operate; our ability to comply with the covenants in our Capital One Credit Facility and the Bridge Loan; changes in market conditions and receptivity to our products and services; our ability to develop and release new products and services and successful enhancements, features and modifications to our existing products and services; our ability to maintain the security and availability of our platform; the impact of cyberattacks, security incidents or breaches impacting our business; changes in laws and regulations applicable to our business model and AccessOne’s business model; our ability to make accurate predictions about our industry and addressable market; our ability to attract, retain and cross-sell to healthcare services clients; our ability to continue to operate effectively with a primarily remote workforce and attract and retain key talent; our ability to realize the intended benefits of our acquisitions and partnerships; difficulties in integrating our acquisitions and investments; artificial intelligence that can impact our business, including by posing security risks to our confidential information, proprietary information and personal data, increasing our regulatory and compliance burden and increasing competition; and other general market, political, economic and business conditions (including from the U.S. federal government, tariff and trade issues, and the warfare and/or political and economic instability in Ukraine, the Middle East or elsewhere). The forward-looking statements contained in this letter are also subject to other risks and uncertainties, including those listed or described in our filings with the SEC, including in our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2025 that will be filed with the SEC after this letter. The forward-looking statements in this letter speak only as of the date on which the statements are made. We undertake no obligation to update, and expressly disclaim the obligation to update, any forward- looking statements made in this letter to reflect events or circumstances after the date of this letter or to reflect new information or the occurrence of unanticipated events, except as required by law.

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2026 | 27 This letter also includes statistical data, estimates and forecasts that are based on industry publications or other publicly available information, as well as other information based on our internal sources. This information may be based on many assumptions and limitations, and you are cautioned not to give undue weight to such information. We have not independently verified the accuracy or completeness of the information contained in these industry publications and other publicly available information. Conference Call Information We will hold a conference call on Monday, December 8, 2025 at 5:00 PM ET to review our fiscal 2026 third quarter financial results. To participate in our live conference call and webcast, please dial (800) 715-9871 (or (646) 307-1963 for international participants) using conference code number 7404611 or visit the “Events & Presentations” section of our Investor Relations website at ir.phreesia.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.